                                                                Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Presstek, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-156241) on Form S-8 and in the registration statement (No.  333-170204) on Form S-3 of Presstek, Inc. of our report dated March 27, 2012, with respect to the consolidated balance sheets of Presstek, Inc. and subsidiaries as of December 31, 2011 and January 1, 2011, and the related consolidated statement of operations, changes in stockholders’ equity and comprehensive income (loss), and cash flows for each of the fiscal years in the three-year period ended December 31, 2011, which report appears in the December 31, 2011 annual report on Form 10-K of Presstek, Inc.

/s/ KPMG LLP

New York, New York

March 27, 2012